Exhibit 9(ii)(e)



                                    EXHIBIT E
                                     TO THE
                            SHAREHOLDER SERVICE PLAN

                                  MENTOR FUNDS

                        Mentor Income Portfolio - Class A
                        Mentor Income Portfolio - Class B
                        Mentor Income Portfolio - Class E

                  Mentor Asset Association Portfolio - Class A
                  Mentor Asset Association Portfolio - Class B
                  Mentor Asset Allocation Portfolio - Class E



This Plan is adopted by Mentor Funds (the "Trust") (formerly Cambridge Series Trust) with respect to the Portfolios of the Trust, and with respect to the classes of shares of such Portfolios, if any, set forth above.

In compensation for services provided pursuant to this Plan, Administrators will be paid a monthly fee computed at the annual rate not to exceed 0.25 of 1% of the average aggregate net asset value of the shares of all participating classes or Portfolios, as the case may be, held during each month.

WITNESS the due execution hereof this        day of April, 1998.



                                             MENTOR FUNDS


                                             By:__________________
                                                   President